Exhibit 5.1

March 10, 2015

WashingtonFirst Bankshares, Inc.
11921 Freedom Drive, Suite 250
Reston, Virginia 20190
Ladies and Gentlemen:
We have acted as special counsel to WashingtonFirst Bankshares, Inc., a Virginia corporation (the "Company"), in connection with the registration of the sale from time to time by the United States Department of the Treasury (the “Treasury”) and its successors (including transferees) (collectively, the "Selling Securityholders") of up to 13,347 shares (the "Shares") of the Company's Senior Non-Cumulative Perpetual Preferred Stock, Series D $5.00 par value per share. The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Shares. We have been asked by the Company to render this opinion.
The securities covered by the Registration Statement also include depositary shares (the “Depositary Shares”) representing fractional interests in the Series D Preferred Stock, which may be resold in lieu of whole shares of Series D Preferred Stock in the event the Treasury requests that the Company deposit the Series D Preferred Stock held by the Treasury with a depositary under a depositary arrangement entered into in accordance with the terms of the Securities Purchase Agreement described below.
We have examined originals or copies certified or otherwise identified to our satisfaction of (a) the Registration Statement, (b) the Articles of Incorporation, as amended, and Bylaws of the Company, each as in effect as of the date hereof, (c) the Securities Purchase Agreement, dated as of August 4, 2011, between the Company and the Treasury, (d) certain resolutions adopted by the Board of Directors of the Company, and (e) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, the truthfulness of all statements of fact contained therein, the due authorization, execution and delivery by the parties thereto of all documents and instruments examined by us, and that, to the extent such documents and instruments purport to constitute agreements of such parties, they constitute valid, binding and enforceable obligations of such parties.

WashingtonFirst Bankshares, Inc.
March 10, 2015

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:
1.the Company is validly existing and in good standing as a corporation under the laws of the Commonwealth of Virginia;
2.the Shares to be sold by the Selling Securityholders are, and upon sale will continue to be, validly issued, fully paid and nonassessable; and
3.with respect to any Depositary Shares, when (a) the board of directors has taken all necessary corporate action to approve the issuance and terms of such Depositary Shares, the terms, execution and delivery of the deposit agreement relating to the Depositary Shares ("Deposit Agreement"), the terms of the offering thereof and related matters, (b) the Deposit Agreement has been duly authorized and validly executed and delivered by the Company and the depositary thereunder, (c) the shares of Series D Preferred Stock underlying the Depositary Shares have been deposited with the depositary in accordance with the Deposit Agreement, and (d) Depositary Receipts for such Depositary Shares have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Deposit Agreement and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors, upon payment of the consideration therefor provided for therein, such Depositary Shares will be validly issued and the Depositary Receipts will entitle the holders thereof to the rights specified therein and in the Deposit Agreement.
The foregoing opinion is based on and is limited to the laws of the Commonwealth of Virginia and the State of New York, and we render no opinion with respect to the law of any other jurisdiction.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the references to our firm under the heading "Validity of the Securities” in the prospectus included in the Registration Statement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP